Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 1, 2021

Hess Corporation

1185 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We hereby consent to (a) the use of the name DeGolyer and MacNaughton and to the references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, including under the heading “Experts,” in the Form S-3 (the “Registration Statement”) of Hess Corporation to be filed on or about March 1, 2021, with the United States Securities and Exchange Commission and (b) the incorporation by reference into the Registration Statement of our report of third party dated February 3, 2021, containing our opinion on the proved reserves attributable to certain properties in which Hess Corporation has represented that it holds an interest, as of December 31, 2020.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716